EXHIBIT 16.2


                          Resignation of Amisano Hanson

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EXHIBIT 16.2


                          Resignation of Amisano Hanson


                                 Amisano Hanson
                             Chartered Accountants
                       750 West Pender Street, Suite 604
                             Vancouver, BC V6C 2T7
                              Phone: 604-689-0188
                               Fax: 604-689-9773


March 19, 2004

Ronald Xie, President
Drucker, Inc.
1-1035 Richards Street
Vancouver, BC Canada  V6B 3E4

Dear Mr. Xie:

We are advising you as follows:

1. Amisano and Hanson resigned as auditor effective March 18, 2004, at the request of Drucker, Inc.

2. In connection with the audit of the most recent fiscal year, no disagreement(s) exist with any former accountant on any matter of accounting, principles, or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant would have caused them to make reference in connection with their report to the subject of the disagreement(s).

The audit report by Amisano Hanson for the years ended December 31, 2002 and 2001, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

I trust this letter will fulfill your requirements.

Sincerely,


/s/ Amisano Hanson
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Amisano Hanson